EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2003 Incentive Stock Option Plan and Employee Stock Purchase Plan of Insignia Systems, Inc. of our report dated January 31, 2003, with respect to the financial statements and schedule of Insignia Systems, Inc. for the year ended December 31, 2002, included in the Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/   Ernst & Young LLP

Minneapolis, Minnesota
August 15, 2005